                                                                   EXHIBIT 10.49

[PC TEL (TM) LOGO]
--------------------------------------------------------------------------------



August 18, 2005

Biju Nair
6414 RFD Blue Stem Court
Long Grove, IL 60047

Subject:  Severance Benefits

Dear Biju:

The offer letter that PCTEL and you signed in January 2002 provides that any changes, additions or modifications to the terms of your employment can only be made in writing signed by both parties. I am pleased to extend to you the below severance benefits, which shall be effective upon receipt of approval from PCTEL, Inc.'s Board of Directors and your written acceptance of this letter.

          Severance

                 (a) Termination Following a Change of Control. If Employee's employment is terminated within twelve (12) months following a Change of Control, the severance and other benefits to which Employee is entitled, if any, shall be governed by the Management Retention Agreement (which includes the definition of Change of Control).

                 (b) Termination by Company Without Cause and Apart From Change of Control. If, either prior to the occurrence of a Change of Control or after the twelve (12) month period following a Change of Control, Employee's employment is terminated (i) involuntarily by the Company for reasons other than Cause, death or Disability or (ii) by Employee pursuant to a Voluntary Termination for Good Reason, then Employee shall be entitled to receive the following benefits from the Company:

                     (i) Salary Continuation. Employee shall receive continuation of Employee's then current Base Salary for a period of 12 months following Employee's termination of employment by the Company for reasons other than Cause. All such severance payments shall be paid in accordance with the Company's normal payroll practices. Such continuation of Employee's Base Salary shall be in lieu of any and all other benefits which Employee is entitled to receive on the date of Employee's termination of employment pursuant to any Company severance and benefit plans and practices or pursuant to other agreements with the Company. Employee shall not be entitled to pro-rated payment of an annual bonus.

                     (ii) Benefits. Employee shall receive one hundred percent (100%) of Company-paid health, dental and vision insurance benefits at the same level of coverage as was provided to Employee immediately prior to Employee's termination of employment by the Company for reasons other than Cause ("Companv-Paid Coverage"). If such coverage included Employee's dependents immediately prior to Employee's termination, such dependents shall also be covered at the Company's expense. Company-Paid Coverage shall continue until the earlier of (i) 12 months following the date of Employee's termination by the Company for reasons other than Cause (the "Termination Date"), and (ii) the date upon which Employee or Employee's dependents become covered under another employer's group health, dental and vision insurance benefit plans. If Employee has not become covered under another employer's group health, dental and vision insurance benefit plans on or by 18 months following the Termination Date, Employee may, for the period from and after the Termination Date, independently obtain health, dental and vision insurance benefits comparable in the aggregate in scope and coverage to that provided by the Company to Employee immediately prior to the Termination Date. In such event the Company shall reimburse Employee for the cost of the premiums paid for such benefits until the earlier of (i) 6 months following the termination of Company-Paid Coverage, and (ii) the date upon which Employee or Employee's dependents become covered under another employer's group health, dental and vision insurance benefit plans. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 ("COBRA"), the date of the qualifying event for Employee and his or her dependents shall be the Termination Date.

                     (iii) Partial Accelerated Vesting. All equity awards from the Company then held by Employee shall partially accelerate, or if Employee is then holding unvested shares, Company's right to repurchase the then-unvested shares under each such equity award shall partially lapse, with respect to the number of shares under each such award that would have become vested or been released from such repurchase right under each respective equity award if Employee's employment with the Company had continued for an additional 12 months following Employee's effective termination date for reasons other than for Cause.

                 (c) Other Termination. If Employee's employment is terminated by the Company for Cause, or by Employee for any reason, including death or Disability but other than pursuant to a Voluntary Termination for Good Reason, then Employee shall not be entitled to receive the severance and other benefits discussed above, but may be eligible for those benefits (if any) as may then be established under the Company's severance and benefit plans and policies existing at the time of such termination.

In addition to the above, the purpose of this letter is to modify the fourth paragraph that appears on page 2 of the January 2002 offer letter executed by PCTEL on January 14, 2002 and by you on January 21, 2002, to read as follows:

"In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes, including but not limited to, claims of harassment, discrimination and wrongful termination, shall be settled by arbitration held in Cook County, Illinois, before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and pursuant to Illinois law. Both you and the Company waive the right to a jury trial of such disputes or claims."

Except as provided above, all remaining provisions of the entire employment agreement between us shall continue in full force and effect.

Please indicate your acceptance to the above and foregoing by signing and returning to me the enclosed copy of this letter. Thank you.

Very truly yours,

/s/ Marty Singer

Marty Singer
Chairman and CEO


Accept and Agree to the above and foregoing this 18th day of August, 2005.


/s/ Biju Nair
-----------------
Biju Nair